Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:


We have read the statements made by Nuveen Symphony Dynamic Credit Fund, a series in Nuveen Investment Trust III, and are in agreement with the statements contained in Sub-Item 102J of Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 11, 2015












A member firm of Ernst & Young Global Limited